May 2011 Pricing Sheet dated May 18, 2011 relating to Amendment No. 1 to Preliminary Pricing Supplement No. 789 dated May 13, 2011 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Jump Securities Based on the Value of the Philadelphia Oil Service SectorSM Index due November 23, 2011
PRICING TERMS – MAY 18, 2011
Issuer:	Morgan Stanley
Underlying index:	Philadelphia Oil Service SectorSM Index
Aggregate principal amount:	$25,509,440
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	May 18, 2011
Original issue date:	May 23, 2011 (3 business days after the pricing date)
Maturity date:	November 23, 2011
Payment at maturity:	•	If the final index value is greater than the initial index value: $10 + the upside payment
•
If the final index value is less than or equal to the initial index value:
$10 x the index performance factor
This amount will be less than or equal to the stated principal amount of $10.
There is no minimum payment at maturity.

Upside payment:
$1.13 per security (11.30% of the stated principal amount)
Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.13 per security.

Index performance factor:	final index value / initial index value
Valuation date:	November 18, 2011, subject to adjustment for non-index business days and certain market disruption events
Initial index value:	265.52, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61760E697
ISIN:	US61760E6977
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”) , a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.125	$9.875
Total	$25,509,440	$318,868	$25,190,572
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.9528 per security.  Please see “Syndicate Information” in the accompanying preliminary pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.125 for each security they sell. For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Nasdaq®”, “OMX®”, “Philadelphia Oil Service SectorSM” and “OSXSM” are registered trademarks or service marks of The NASDAQ OMX Group, Inc. (which, with its affiliates, is referred to as the “Corporations”) and have been licensed for use by Morgan Stanley and its affiliates.  The securities have not been passed on by the Corporations as to their legality or suitability.  The securities are not issued, endorsed, sold or promoted by the Corporations.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 789 dated May 13, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.